Exhibit 10.6.3
SECOND AMENDMENT TO THE
CARDINAL HEALTH, INC.
SENIOR EXECUTIVE SEVERANCE PLAN

WHEREAS, Cardinal Health, Inc., an Ohio corporation (the “Company”), has adopted the Cardinal Health, Inc. Senior Executive Severance Plan (as previously amended by the First Amendment thereto, the “Plan”);

WHEREAS, the Human Resources and Compensation Committee of the Board of Directors of the Company has determined that it would be advisable and in the best interest of the Company to amend the Plan to provide for certain outplacement services; and

NOW, THEREFORE, pursuant to Section 8.2 of the Plan, the Plan is hereby amended as follows:

1.A new Section 5.1(f) is added to the Plan, as follows:

(f) The Company will provide and pay for outplacement services to the Participant through a nationally recognized firm selected by the Company which specializes in outplacement services which services shall extend for twelve months from the Termination Date, up to a maximum value of $25,000.

2.A new Section 5.2(f) is added to the Plan, as follows:

(f)     The Company will provide and pay for outplacement services to the Participant through a nationally recognized firm selected by the Company which specializes in outplacement services which services shall extend for twelve months from the Termination Date, up to a maximum value of $25,000.

3.Miscellaneous.

(a)    Full Force and Effect. Except as expressly amended by this Second Amendment, all terms and conditions of the Plan shall remain in full force and effect.

(b)    Governing Law. This Amendment shall be governed by the substantive laws, but not the choice of law rules, of the State of Ohio.

Adopted by the Human Resources and Compensation Committee on May 8, 2023.